CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in Post-Effective Amendment No. 26 to the Registration Statement of Franklin California Tax-Free Income Fund, Inc. on Form N-1A (File No. 2-60470) of our report dated May 5, 1999 on our audit of the financial statements and financial highlights of Franklin California Tax-Free Income Fund, Inc., which report is included in the Annual Report to Shareholders for the year ended March 31, 1999 filed with the Securities and Exchange Commission pursuant to section 30(d) of the Investment Company Act of 1940, which is incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the captions "Financial Highlights" and "Auditor."



                                      /s/PricewaterhouseCoopers LLP
                                         PricewaterhouseCoopers LLP


San Francisco, California
May 25, 1999